Exhibit 4.46

Dated 8 October 2009

AEGEAN TRADERS INC. and

IGUANA SHIPPING COMPANY LIMITED

as Borrowers

- and -

DRYSHIPS INC.

as Corporate Guarantor

- and -

WESTLB AG, LONDON BRANCH

as Lender

FIRST SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 20 June 2008

in respect of a loan facility of (originally) up to US$103,200,000 and a Guarantee also dated 20 June 2008

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	DEFINITIONS	2

2	REPRESENTATIONS AND WARRANTIES	2

3	AGREEMENT OF THE LENDER	3

4	CONDITIONS	4

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS	5

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS	12

7	EXPENSES	13

8	COMMUNICATIONS	13

9	SUPPLEMENTAL	13

10	LAW AND JURISDICTION	13

SCHEDULE 1		14

FORM OF COMPLIANCE CERTIFICATE		14

THIS FIRST SUPPLEMENTAL AGREEMENT is dated 8 October 2009 and made

BETWEEN:

(1)	AEGEAN TRADERS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and IGUANA SHIPPING COMPANY LIMITED, a company incorporated in Malta whose registered office is at 5/1, Merchants Street, Valletta, Malta (together the “Borrowers” and each a “Borrower”);

(2)	DRYSHIPS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Corporate Guarantor”); and

(3)	WESTLB AG, LONDON BRANCH, a company incorporated in Germany having its registered office at Herzogstrasse 15 in 40217 Duesseldorf, Germany and acting through its London branch at Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA, England (as “Lender”).

BACKGROUND

(A)	By a Loan Agreement dated 20 June 2008 (the “Loan Agreement”) made between (i) the Borrowers as joint and several borrowers and (ii) the Lender as lender whereby the Lender has made available to the Borrowers a loan facility of (originally) up to One hundred and Three million two hundred thousand United States Dollars (US$103,200,000) (the “Loan”) upon the terms and for the purposes therein specified.

(B)	By a Guarantee dated 20 June 2008 (the “Corporate Guarantee”);

(C)	The Borrowers and the Corporate Guarantor have requested that the Lender agrees to (inter alia):

(a)	waive the application of the security cover provisions in clause 14.1 of the Loan Agreement during the period commencing on the Effective Date and ending on the earlier of (i) the date on which the Lender is satisfied that the Corporate Guarantor and the Borrowers are in compliance with Clause 11.15 of the Corporate Guarantee and Clause 14.1 of the Loan Agreement and (ii) the date falling 18 months after the date of this First Supplemental Agreement (the “Waiver Period”);

(b)	waive the application of the Corporate Guarantor’s financial covenants regarding the Market Adjusted Equity Ratio and Market Value Adjusted Net Worth set out in paragraphs (a) and (c) respectively of clause 11.15 of the Corporate Guarantee during the Waiver Period;

(c)	relax, during the Waiver Period, the minimum Interest Coverage Ratio which needs to be maintained pursuant to paragraph (b) of clause 11.15 of the Corporate Guarantee from 3:1 to 2:1; and

(d)	the amendment and/or variation of certain other provisions of the Loan Agreement and the other Finance Documents.

(D)	This Agreement sets out the terms and conditions on which the Lender agrees to:

(i)	waive the application of clause 14.1 of the Loan Agreement during the Waiver Period and waive the Corporate Guarantor’s financial covenants regarding the

Market Adjusted Equity Ratio and Market Value Adjusted Net Worth set out in paragraphs (a) and (c) respectively of clause 11.15 of the Corporate Guarantee during the Waiver Period;

(b)	amend the minimum Interest Coverage Ratio which needs to be maintained pursuant to paragraph (b) of clause 11.15 of the Corporate Guarantee from 3:1 to 2:1 for the duration of the Waiver Period;

(c)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters; and

(d)	certain other amendments and/or variations to the Loan Agreement and the other Finance Documents.

NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS

1.1	Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this First Supplemental Agreement.

1.2	In this First Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date on which the conditions precedent in Clause 4 are satisfied;

“Mortgage Addendum” means, in relation to each Ship, the first addendum to the Mortgage on that Ship, executed or to be executed by the Borrower owning that Ship in favour of the Lender in such form as the Lender may approve or require and, in the plural, means both of them; and

“Waiver Period” has the meaning ascribed to it in Recital (C)(a) above.

1.3	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this First Supplemental Agreement. References to Clauses are to clauses of this First Supplemental Agreement save as may be otherwise expressly provided in this First Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1	Each Borrower and the Corporate Guarantor hereby jointly and severally represents and warrants to the Lender, as at the date of this First Supplemental Agreement, that the representations and warranties set forth in Clause 9 of the Loan Agreement and those set forth in clause 10 of the Corporate Guarantee (updated mutatis mutandis to the date of this First Supplemental Agreement) are true and correct as if all references therein to “this Agreement” or, as the case may be, “this Guarantee” were references to the Loan Agreement or, as the case may be, the Corporate Guarantee as further amended by this First Supplemental Agreement.

2.2	Each Borrower and the Corporate Guarantor hereby further jointly and severally represents and warrants to the Lender that as at the date of this First Supplemental Agreement:

(a)	each of Aegean and the Corporate Guarantor is duly incorporated, validly existing and in goodstanding under the laws of the Marshall Islands and Iguana is duly incorporated and validly existing and in good standing under the laws of Malta and each Borrower and the Corporate Guarantor has full power to enter into and perform its obligations under this First Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)	all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this First Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement and the Corporate Guarantee as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this First Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding;

(c)	each Borrower and the Corporate Guarantor has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this First Supplemental Agreement and such other documents to which it is a party and such documents do or will upon execution thereof constitute the valid and binding obligations of each Borrower and the Corporate Guarantor enforceable in accordance with their respective terms;

(d)	the execution, delivery and performance of this First Supplemental Agreement and all such other documents as contemplated hereby does not and will not, from the date of this First Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on each Borrower and the Corporate Guarantor or on any of its property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and

(e)	each Borrower and the Corporate Guarantor has fully disclosed in writing to the Lender all facts which it knows or which it should reasonably know and which are material for disclosure to the Lender in the context of this First Supplemental Agreement and all information furnished by such Borrower or the Corporate Guarantor or on its behalf relating to its business and affairs in connection with this First Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	AGREEMENT OF THE LENDER

3.1	The Lender, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this First Supplemental Agreement, hereby agrees with the Borrowers and the Corporate Guarantor, subject to and upon the terms and conditions of this First Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(a)	waive the application of the security cover provisions in clause 14.1 of the Loan Agreement during the Waiver Period;

(b)	waive the application of the Corporate Guarantor’s financial covenants regarding the Market Adjusted Equity Ratio and Market Value Adjusted Net Worth set out in paragraphs (a) and (c) respectively of clause 11.15 of the Corporate Guarantee during the Waiver Period; and

(c)	the amendment and/or variation of certain other provisions of the Loan Agreement and the other Finance Documents.

3.2	Each Borrower and the Corporate Guarantor agrees and confirms that the Loan Agreement, the Corporate Guarantee and the other Finance Documents to which it is a party shall remain in full force and effect and that Borrower and the Corporate Guarantor shall remain liable under the Loan Agreement, the Corporate Guarantee and the other Finance Documents to which it is a party for all obligations and liabilities assumed by it thereunder.

3.3	The agreement of the Lender contained in Clauses 3.1 and 3.2 shall have effect on and from the Effective Date.

4	CONDITIONS

4.1	The agreements of the Lender contained in Clause 3.1 of this First Supplemental Agreement shall all be expressly subject to the condition that the Lender shall have received in form and substance satisfactory to the Lender and its legal advisers on or before the Effective Date:

(a)	a certificate from an officer of each Borrower confirming the names of all the directors and shareholders of that Borrower and having attached thereto true and complete copies of their incorporation and constitutional documents;

(b)	a certificate from an officer of the Corporate Guarantor confirming the names of all the directors of the Corporate Guarantor and having attached thereto true and complete copies of its incorporation and constitutional documents;

(c)	true and complete copies of the resolutions passed at separate meetings of all the directors and shareholders of each Borrower authorising and approving the execution of this First Supplemental Agreement and the Mortgage Addendum to which that Borrower is or will become a party and any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on its behalf;

(d)	true and complete copies of the resolutions passed at a meeting of all the directors of the Corporate Guarantor authorising and approving the execution of this First Supplemental Agreement and any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on its behalf;

(e)	the original of any power of attorney issued by each Borrower and the Corporate Guarantor pursuant to such resolutions aforesaid;

(f)	each Mortgage Addendum duly executed by the relevant Borrower together with evidence that that Mortgage Addendum has been duly registered as a valid addendum to the relevant Mortgage in accordance with the laws of Malta;

(g)	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this First Supplemental Agreement and the Mortgage Addenda (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Lender deems appropriate;

(h)	such legal opinions as the Lender may require in respect of the matters contained in this First Supplemental Agreement and the Mortgage Addenda; and

(i)	evidence that the agent referred to in clause 30.4 of the Loan Agreement has accepted its appointment as agent for service of process under this First Supplemental Agreement and the Additional Finance Documents.

5	VARIATIONS TO LOAN AGREEMENT AND FINANCE DOCUMENTS

5.1	In consideration of the agreement of the Lender contained in Clause 3.1 of this First Supplemental Agreement the Borrowers and the Corporate Guarantor hereby agree with the Lender that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement and the Corporate Guarantee shall be varied and/or amended and/or supplemented as follows:

(a)	by inserting in clause 1.1 of the Loan Agreement and the Corporate Guarantee the definition of “Mortgage Addendum” set out in Clause 1.2 of this First Supplemental Agreement;

(b)	the definition of, and references throughout each of the Finance Documents to, the Mortgage relevant to each Ship shall be construed as if the same referred to that Mortgage as amended and supplemented by the relevant Mortgage Addendum;

(c)	by adding the following new definitions of “Additional Owner”, “Additional Ship”, “Approved Owner”, “Approved Ship”, “Effective Date”, “MYSTIC”, “OREGON”, “Permitted Investment” and “Waiver Period” in clause 1.1 of the Loan Agreement:

““Additional Owner” means each of:

(a)	in the case of “MYSTIC”, Dalian Star Owners Inc. a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960; and

(b)	in the case of “OREGON”, Iason Owning Company Limited a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960,

each a subsidiary of the Corporate Guarantor and, in the plural, means both of them;

“Additional Ship” means each of “MYSTIC” and “OREGON” and, in the plural, means both of them;

“Approved Owner” means, in respect of any Approved Ship, the registered owner thereof (subject to such owner being incorporated in a jurisdiction acceptable to the Lender and being a subsidiary of the Corporate Guarantor) and, in the plural, means all of them;

“Approved Ship” means any kind of vessel to be in all respects (including, but not limited to, type, age or deadweight) acceptable to the Lender owned by the relevant Approved Owner and, in the plural, means all of them;

“Effective Date” means the date on which the conditions precedent in clause 4 of the First Supplemental Agreement are satisfied;

“First Supplemental Agreement” means the first supplemental agreement to this Agreement dated 8 October 2009 and entered into between the Borrowers, the Corporate Guarantor and the Lender;

“Hull 1837” means the drillship currently under construction by Samsung pursuant to the Hull 1837 Shipbuilding Contract which is scheduled to be delivered in December 2010;

“Hull 1838” means the drillship currently under construction by Samsung pursuant to the Hull 1838 Shipbuilding Contract which is scheduled to be delivered in March 2011;

“Hull 1837 Shipbuilding Contract” means the shipbuilding contract dated 17 September 2007 (as the same may be amended and supplemented from time to time) and executed between Drillship Hydra Owners Inc. and Samsung;

“Hull 1838 Shipbuilding Contract” means the shipbuilding contract dated 17 September 2007 (as the same may be amended and supplemented from time to time) and executed between Drillship Paros Owners Inc. and Samsung;

“Hull SS058” means the Kamsarmax bulk carrier of approximately 82,000 metric tons deadweight, currently under construction by Tsuneishi pursuant to the SS058 MOA;

“Hull SS059” means the Kamsarmax bulk carrier with Hull Number SS059 of approximately 82,000 metric tons deadweight, currently under construction by Tsuneishi pursuant to the SS059 MOA;

“MYSTIC” means the 2008-built bulk carrier vessel of 89,510 gross registered tons and 56,668 net registered tons, having IMO Number 9421831 and registered in the ownership of the relevant Additional Owner under the Maltese flag with the name “MYSTIC”;

“OREGON” means the 2002-built bulk carrier vessel of 38,727 gross registered tons and 26,124 net registered tons, having IMO Number 9214123 and registered in the ownership of the relevant Additional Owner under the Maltese flag with the name “OREGON”;

““Permitted Investment” means any investment or capital expenditure to be made by a Borrower or the Corporate Guarantor:

(a)	in the ordinary course of its business for the purpose of maintaining the Ships (or either of them);

(b)	the equity portion of which shall have been raised from proceeds of any equity offering by the Corporate Guarantor; or

(c)	in connection with the acquisition and construction of Hull 1837, Hull 1838, Hull SS058 and Hull SS059;

“Samsung” means Samsung Heavy Industries Co. Ltd. a company organised under the laws of Korea with registered office at 34th floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea;

“SS058 MOA” means the memorandum of agreement dated 31 July 2007 (as the same may be amended and supplemented from time to time) and executed between Iktinos Owning Company Limited and Chijin (as nominated by Tsuneishi Holdings Corporation Kambara Kisen Company);

“SS059 MOA” means the memorandum of agreement dated 31 July 2007 (as the same may be amended and supplemented from time to time) and executed between Kallikrates Owning Company Limited and Chijin (as nominated by Tsuneishi Holdings Corporation Kambara Kisen Company);

“Tsuneishi” means Tsuneishi Group (Zhoushan) Shipbuilding Inc. a company organised under the laws of the People’s Republic of China with registered office at Retao Village, Xiushan Island, Daishan Country, Zhoushan City, Zhejiang Province, the Peoples’ Republic of China;

“Waiver Period” means the period commencing on the Effective Date and ending on the earlier of (i) the date on which the Lender is satisfied that the Corporate Guarantor and the Borrowers are in compliance with Clause 11.15 of the Corporate Guarantee and Clause 14.1 of the Loan Agreement and (ii) the date falling 18 months after the date of the First Supplemental Agreement;”;

(d)	by deleting the definition of “Margin” in clause 1.1 of the Loan Agreement and replacing it with the following new definition:

““Margin” means:

(a)	during the Waiver Period, 2 per cent, per annum; and

(b)	at all times thereafter, 1.2 per cent per annum;”;

(e)	by deleting clause 10.6 of the Loan Agreement in its entirety and substituting it with the following:

“10.6 Provision of financial statements. The Borrowers will send or procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrowers and the Corporate Guarantor (in the case of the management accounts or, if available, the audited financial statements for the Borrowers commencing with the financial year ending on 31 December 2008 and in the case of the audited consolidated financial statements the Corporate Guarantor commencing with the financial year ending on 31 December 2007), the management accounts or, if available, the audited financial statements in respect of each of the Borrowers, and the audited consolidated financial statements in respect of the Corporate Guarantor, in each case for that financial year; and

(b)	as soon as possible, but in no event later than 10 days after the end of each calendar month, cash flow statements in respect of each Borrower and the Corporate Guarantor showing income received and the expenditure of that Borrower or the Corporate Guarantor in the previous calendar month.”;

(f)	by adding the following new sub-paragraph (g) in clause 11.3 of the Loan Agreement:

““(g) during the Waiver Period, make any form of investments or capital expenditure other than the Permitted Investments.”;

(g)	by adding a new clause 11.5 in the Loan Agreement as follows:

““11.5 Additional Security. The Borrowers shall, promptly following the Lender’s request, at any time during the Waiver Period, procure that:

(a)	an Additional Owner executes or, as the case may be, registers in favour of the Lender as additional security for the obligations of the Borrowers under the Loan Agreement and the other Finance Documents a second priority or as the case may preferred mortgage (and, if applicable, a collateral deed of covenants) over the Additional Ship owned by it together with a second priority assignment of the earnings and insurances of the applicable Additional Ship; or

(b)	if for any reason the registration of the second priority security specified in (a) above is not possible, an Approved Owner executes or, as the case may be, registers in favour of the Lender as additional security for the obligations of the Borrowers under the Loan Agreement and the other Finance Documents a second priority or as the case may preferred mortgage (and, if applicable, a collateral deed of covenants) over the relevant Approved Ships together with a second priority assignment of the earnings and insurances of the applicable Additional Ship.”;

(h)	by adding a new clause 11.6 in the Loan Agreement as follows:

“11.6 Prepayments/provisions of cash security. The Borrowers shall ensure that if following the Effective Date the Corporate Guarantor and any other member of the Group make prepayments or provide cash (or cash equivalent) security to any other banks or financial institutions (in respect of any Financial Indebtedness owed to such banks or financial institutions) in an amount of more than $15,000,000 in aggregate, the Borrowers shall prepay an equal proportion of the Loan or provide equivalent cash (or cash equivalent) security in favour of the Lender.”;

(i)	by adding the words “(at any time other than during the Waiver Period)”:

(i)	after the word “Borrowers” in the second line of clause 14.1 of the Loan Agreement; and

(ii)	after the words “at any date” in the first line of clause 14.3 of the Loan Agreement;

(j)	by inserting the following new definitions in clause 1.1 of the Corporate Guarantee:

““Delivery Date” means, in relation to each Permitted Ship, the date on which title to and possession of that Permitted Ship is transferred to the relevant buyer pursuant to the relevant Permitted Shipbuilding Contract;

“Deutsche Bank Borrowers” means Drillships Skopelos Owners Inc and Drillships Kithira Owners Inc, and in the singular means either of them;

“Deutsche Bank Loan Agreements” means, together:

(a)	the loan agreement dated 18 July 2008 made between (i) Drillships Skopelos Owners Inc as borrower, (ii) the banks and financial institutions listed as lenders therein, (iii) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch as swap banks, (iv) Deutsche Bank Luxembourg SA as facility agent, (v) Deutsche Bank AG Filiale Deutschlandgeschaft as security trustee, (vi) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch joint mandated lead arrangers and (vii) Deutsche Bank AG, London as bookrunner; and

(b)	the loan agreement dated 18 July 2008 made between (i) Drillships Kithira Owners Inc as borrower, (ii) the banks and financial institutions listed as lenders therein, (iii) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch as swap banks, (iv) Deutsche Bank Luxembourg SA as facility agent, (v) Deutsche Bank AG Filiale Deutschlandgeschaft as security trustee, (vi) Deutsche Bank AG, London branch and Dexia Credit Local, New York branch joint mandated lead arrangers and (vii) Deutsche Bank AG, London as bookrunner, and, in the singular, means either of them;

“Hull 1865” means the drillship currently under construction by Samsung pursuant to the 1865 Shipbuilding Contract which is scheduled to be delivered in July 2011;

“Hull 1866” means the drillship currently under construction by Samsung pursuant to the 1866 Shipbuilding Contract which is scheduled to be delivered in September 2011;

“Hull 1865 Shipbuilding Contract” means the shipbuilding contract dated 24 January 2008 (as the same may be amended and supplemented from time to time) and executed between Drillship Kithira Owners Inc. and Samsung;

“Hull 1866 Shipbuilding Contract” means the shipbuilding contract dated 24 January 2008 (as the same may be amended and supplemented from time to time) and executed between Drillship Skopelos Owners Inc. and Samsung;

“Permitted Ships” means, together, Hull 1865 and Hull 1866 and, in the singular means, either of them;

“Permitted Shipbuilding Contracts” means, together, the Hull 1865 Shipbuilding Contract and the Hull 1866 Shipbuilding Contract and, in the singular, means either of them;

“Waiver Period” means the period commencing on the Effective Date and ending on the earlier of (i) the date on which the Lender is satisfied that the Guarantor and the Borrowers are in compliance with Clause 11.15 of this Guarantee and clause 14.1 of the Loan Agreement and (ii) the date falling 18 months after the date of the First Supplemental Agreement;”;”;

(k)	by deleting clause 11.3 of the Corporate Guarantee in its entirety and substituting it with the following:

“11.3	Provision of financial statements. The Guarantor will send or procure there are sent to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrowers and the Guarantor (in the case of the management accounts or, if available, the audited financial statements for the Borrowers commencing with the financial year ending on 31 December 2008 and in the case of the audited consolidated financial statements of the Guarantor commencing with the financial year ending on 31 December 2007), (i) the management accounts or, if available, the audited financial statements in respect of the Borrowers and (ii) the audited consolidated financial statements of the Guarantor for that financial year and such other financial information (including information as to its financial condition, commitments and operations) in connection with the Guarantor as the Lender may reasonably require; and

(b)	as soon as possible, but in no event later than 10 days after the end of each calendar month, a cash flow statement in respect of the Guarantor showing the income received and the expenditure of the Guarantor in the previous calendar month.”;

(1)	by deleting clause 11.11(b) of the Corporate Guarantee and replacing it with the following:

“(b) pay any dividend or make any other form of distribution or effect any form of redemption or return of share capital Provided that the Guarantor may in any financial year pay a dividend or make any other form of distribution which does not exceed in aggregate 50 per cent, of the Net Income for such financial year subject to (i) no Event of Default having occurred which is continuing at the relevant time or resulting from the payment of a dividend or the making of any other form of distribution and (ii) any dividend during the Waiver Period being made by way of issue of shares only; or”;

(m)	by adding the words “(other than any reconstruction or reorganisation which may occur in connection with a Spin Off” after the word “kind)” in the second line of clause 11.11 (d) of the Corporate Guarantee;

(n)	by adding the following new sub-paragraph (e) in clause 11.11 of the Corporate Guarantee:

““(e)	during the Waiver Period, make any form of investments or capital expenditure other than any Permitted Investment.”;

(o)	by deleting clause 11.12(a) of the Corporate Guarantee and replacing it with the following:

“(a)	not, and shall procure that neither Borrower will, create or permit to arise any Security Interest over any asset present or future except (i) Security Interests created or permitted by the Finance Documents, (ii) Permitted Security Interests and (iii) in the case of the Guarantor those arising:

(A)	during the Waiver Period, in connection with any Permitted Investments; or

(B)	at all times thereafter, in the normal course of its business of acquiring, financing and operating vessels and making investments within the shipping and oil and gas sector,”;

(o)	by deleting clause 11.13 of the Corporate Guarantee in its entirety and replacing it with the following:

““11.13 No	disposal of assets and change of business. The Guarantor:

(a)	shall procure that neither Borrower will transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its trading operations and on normal arms’ length terms; or

(b)	will not, and shall procure that neither Borrower make any substantial change to the nature of its business from that existing at the date of this Guarantee; or

(c)	will not Spin Off the offshore business of the Group unless:

(i)	the Lender is satisfied that the Guarantor and all other members of the Group maintain and will continue to maintain bank or cash balances equal to at least $80,000,000 in aggregate; and

(ii)	it has delivered to the Lender evidence that each of Hull 1865 and Hull 1866 is subject to an Approved Contract of Employment commencing from the actual delivery date of the relevant Permitted Ship or, if the Cut Off Date for such Permitted Ship has not occurred prior to Spin Off, the Guarantor shall by no later than that Cut Off Date deliver to the Lender such evidence as aforesaid;

(iii)	it provides satisfactory evidence to the Lender that it has been released from all its obligations relating to the offshore business of the Group (including, without limitation, the $800,000,000 acquisition financing of Ocean Rig ASA (other than any obligations it has pursuant to two guarantees each dated 18 July 2008 executed by the Guarantor as security for the obligations of the Deutsche Bank Borrowers under the Deutsche Bank Loan Agreements)); and

(iv)	it satisfies the Lender that it is using its best endeavours to be released from the guarantees referred to in paragraph (iii) above.

In this Clause 11.13(c) the following terms will have the following meanings:

“Approved Contract of Employment” means, in respect of each of Hull 1865 and Hull 1866, a contract of employment in respect of that Permitted Ship for at least 24 months in duration (commencing from the delivery date of the relevant Permitted Ship) at a hire rate which, when aggregated for the first 24 months of the duration thereof will be in an amount of at least equal to the aggregate of the (a) operating expenses and (b) debt service costs of that Permitted Ship for the first 24 months of the duration of that contract of employment.

“Cut Off Date” means, in respect of each of Hull 1865 and Hull 1866, the date falling 6 months prior to the scheduled delivery date of that Permitted Ship; and

“Spin Off” means any means any reorganization, spin-off, re-domiciliation or transfer of ownership in respect of any corporate entity whose business primarily consists of activities in the oil, gas and off shore sector;”;

(d)	by deleting clause 11.15 of the Corporate Guarantee in its entirety and replacing it with the following:

““11.15 Financial	covenants. The Guarantor shall ensure that at all times:

(a)	(other than during the Waiver Period) the Market Adjusted Equity Ratio shall not be less than 0.2:1;

(b)	the Interest Coverage Ratio shall not be less than:

(ii)	during the Waiver Period, 2:1; and

(iii)	at all times thereafter, 3:1;

(c)	(other than during the Waiver Period) the Market Value Adjusted Net Worth of the Group shall not be less than $250,000,000; and

(d)	there is available to the Guarantor and all the other members of the Group an aggregate amount of not less than $20,000,000 in immediately freely available and unencumbered bank or cash balances.”;

(q)	by adding a new clause 11.18 in the Corporate Guarantee as follows:

“11.18 Prepayments/provisions of cash security. The Guarantor shall procure that the Borrowers shall, if following the Effective Date the Guarantor and any other member of the Group make prepayments or provide cash (or cash equivalent) security to any other banks or financial institutions (in respect of any Financial Indebtedness of such banks or financial institutions) in an amount of more than $15,000,000 in aggregate, prepay an equal proportion of the Loan or provide equivalent cash (or cash equivalent) security in favour of the Lender.”;

(r)	by amending the existing heading in Schedule 1 to the Corporate Guarantee to read “Part A - Form of Compliance Certificate (to be used except during Waiver Period)” and adding at the end of Schedule 1 (as a new Part B to that Schedule) the form of Compliance Certificate set out in Schedule 1 to this First Supplemental Agreement;

(s)	by construing all references therein to “this Agreement” where the context admits as being references to “this Agreement as the same is amended and supplemented by this First Supplemental Agreement and as the same may from time to time be further supplemented and/or amended”; and

(t)	by construing references to each of the Finance Documents as being references to each such document as it is from time to time supplemented and/or amended.

5.2	Amendments to Finance Documents. With effect on and from the date of this First Supplemental Agreement each of the Finance Documents other than the Loan Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)	the definition of, and references throughout each of the Finance Documents to, the Loan Agreement and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement and those Finance Documents as amended and supplemented by this First Supplemental Agreement; and

(b)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this First Supplemental Agreement.

5.3	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this First Supplemental Agreement.

6	CONTINUANCE OF LOAN AGREEMENT AND FINANCE DOCUMENTS

6.1	Continuance of Loan Agreement and other Finance Documents. Save for the alterations to the Loan Agreement, the Corporate Guarantee and the other Finance Documents made or to be made pursuant to this First Supplemental Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this First Supplemental Agreement, the Loan Agreement and the Corporate Guarantee shall remain in full force and effect and the security constituted by the other Finance Documents shall continue and remain valid and enforceable.

7	EXPENSES

7.1	Fees and expenses. The provisions of clause 19 (fees and expenses) of the Loan Agreement shall apply to this First Supplemental Agreement as if they were expressly incorporated in this First Supplemental Agreement with any necessary amendments.

7.2	Restructuring fees. The Borrowers shall pay to the Lender on the date of this First Supplemental Agreement a restructuring fee of $ 167.750 ( representing 0.25 per cent of the Loan).

8	COMMUNICATIONS

8.1	General. The provisions of clause 27 (notices) of the Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This First Supplemental Agreement may be executed in any number of counterparts.

9.2	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this First Supplemental Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This First Supplemental Agreement shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Agreement provisions. The provisions of clause 30 (law and jurisdiction) of the Agreement, as amended and supplemented by this First Supplemental Agreement, shall apply to this First Supplemental Agreement as if they were expressly incorporated in this First Supplemental Agreement with any necessary medications.

IN WITNESS WHEREOF the parties hereto have caused this First Supplemental Agreement to be duly executed the day and year first above written.

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

(to be used during the Waiver Period)

To:	WestLB AG, London Branch

Wool gate Exchange

25 Basinghall Street

London EC2V 5HA

England

[—] 200[—]

Dear Sirs,

We refer to:

(a)	a loan agreement dated 20 June 2008 (as amended and supplemented by a first supplemental agreement dated [—], the “Loan Agreement”) made between (amongst others) yourselves and Aegean Traders Inc. and Iguana Snipping Company Limited (together, the “Borrowers”) in relation to a term loan facility of up to $103,200,000 in aggregate; and

(b)	a guarantee dated [—] 2008 of the obligations of the Borrowers under (inter alia) the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the audited consolidated accounts for the Borrowers and ourselves for the financial year ended [—]. The accounts (i) have been prepared in accordance with all applicable laws and generally accepted accounting information all consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.

We represent that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [—], we confirm compliance with the financial covenants set out in Clause 11.15 of the Guarantee for the financial year ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [—]:

(a)	the Interest Coverage Ratio is [—]:[—]; and

(b)	the aggregate freely available and unencumbered bank or cash balances of the Group are $[—].

This certificate shall be governed by, and construed in accordance with, English law.

[—]
Authorised Signatory of DryShips Inc.

EXECUTION PAGE

BORROWERS

SIGNED by	)	/s/ Eugenia Papapontikou
)
for and on behalf of	)
AEGEAN TRADERS INC.	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 18538 - GREECE

SIGNED by	)	/s/ Eugenia Papapontikou
)
for and on behalf of	)
IGUANA SHIPPING COMPANY LIMITED	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 18538 - GREECE

CORPORATE GUARANTOR

SIGNED by	)	/s/ Eugenia Papapontikou
)
for and on behalf of	)
DRYSHIPS INC.	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 18538 - GREECE

LENDER

SIGNED by	)	/s/ Vassiliki Georgopoulos
)
for and on behalf of	)
WESTLB AG, LONDON BRANCH	)
in the presence of:	)

/s/ Christoforos Bismpikos CHRISTOFOROS BISMPIKOS SOLICITOR WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 18538 - GREECE